Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Alpine Immune Sciences, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Stand-Alone Inducement Stock Option Grant (the “Inducement Option”)	Other	160,000(2)	$8.38	$1,340,800	$110.20 per $1,000,000	$147.76
Total Offering Amounts					$1,340,800		$147.76
Total Fee Offsets							–
Net Fee Due							$147.76

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Inducement Grant being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Consists of the number of shares that may be issued and sold upon vesting and exercise of an option granted pursuant to the Registrant’s Stand-Alone Inducement Stock Option Grant, which was entered into between the Registrant and Andrew Sandler as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules for accepting employment with the Registrant.

(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $8.38 per share. The price of $8.38 per share represents the exercise price per share.